EXHIBIT 10.2

December 24, 2018

Frost Gamma Investments Trust

4400 Biscayne Blvd.

15th Floor

Miami, FL 33137

Attention: Steve Rubin and Veronica Miranda

RE: Notice of Termination

This letter, as detailed below, is a termination of that certain Credit Agreement (the “Credit Agreement”), dated as of November 8, 2017, by and between Ladenburg Thalmann Financial Services Inc. (the “Borrower”) and Frost Gamma Investments Trust (“Frost Gamma”), and the Note issued to Frost Gamma, dated as of November 8, 2017, pursuant to the Credit Agreement (the “Note” and, collectively with the Credit Agreement, the “Terminated Credit Documents”). Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined.

The Borrower has paid in full to Frost Gamma all Obligations, if any, under the Terminated Credit Documents accrued and unpaid to the date hereof. Each party hereto confirms that the Borrower is discharged from all obligations under the Terminated Credit Documents and that the Terminated Credit Documents are hereby terminated and shall be of no further force or effect, except to the extent that any provisions contained in the Terminated Credit Documents are stated to survive the termination thereof.

Very truly yours,

Ladenburg Thalmann Financial Services Inc.

By:	/s/ Brian L. Heller
Name:	Brian L. Heller
Title:	Senior Vice President – Business and Legal Affairs

Confirmed, acknowledged and agreed:

Frost Gamma Investments Trust

By:	/s/ Phillip Frost, M.D.
Name:	Phillip Frost, M.D.
Title:	Trustee